Exhibit 10(iii)(32)

CH Energy Group, Inc.
Executive Annual Incentive Plan

March 16, 2004

Table of Contents

Section I. Objectives                                                          3

       II. Overview                                                            4

      III. Establishing Financial and Operating Goals                          7

       IV. Individual Contributor Evaluation                                   9

        V. Calculating the Annual Incentive Payment                           10

                              I.    Objectives

                              The policy of the Board of Directors is to establish that executive compensation which includes direct base compensation, long term incentives, retirement benefits and short term cash incentives at a level which is equal to the median (P50) of the market.

                              The purpose of this plan is to provide annual short term cash incentives for executives that are based on achieving key financial and operational goals .

                              This plan is designed to pay annual cash incentives as a percent of base salary. Overall it is expected that a properly designed incentive system will achieve a payout in any given year ranging from zero to 150% of the target amount, depending on each year's circumstances. Over a period of time, the average overall payout should range between 80% and 100% of the target amount if aggressive but still realistic goals have been set. Longer term average payouts much above or below this level indicate goal setting that is inconsistent with market realities and other comparable executive incentive programs.

Administration                The plan shall be administered by CHEG management
                              under the direct supervision and approval of Central Hudson's Board of Directors.

                              The plan is based on annual performance and requires that the participant be an active employee of Central Hudson Energy Group, Inc. ("CHEG") or its subsidiaries or properties at the end of the calendar year during which performance goals have been set and results have been evaluated, except in the case of death, disability or normal retirement, the incentive opportunity will be prorated and the evaluation of performance against both quantitative goals and subjective goals will be at the sole discretion of Board of Directors and the CEO.

                              Goals shall be agreed upon the Board of Directors and be documented in writing no later than February 1 of each year.

                              Performance evaluations and incentive award payments shall be completed and delivered to the participant no later than March 15 of the following year.

                              II.   Overview of the Plan

Incentive Opportunity         This plan offers the participant the opportunity
                              to earn an incentive expressed as a percentage of his/her annual salary which was in effect at the beginning of the fiscal year.

                              It is the intent of this plan's design that a target incentive amount would be paid for full attainment of all quantitative goals and a subjective evaluation which found the participant's performance to be at an expected level in all areas of performance. It should further reflect the individual's contribution or response to unplanned opportunities or challenges. Incentive payments beyond the targeted performance levels should be as a result of performance above targeted goals and expectations. There is no minimum incentive guarantee under this plan. Additionally, the plan limits the overall payment amount.

                              Notwithstanding the above statement, the board, at its sole discretion, may increase the calculated incentive amount or reduce it to zero. The calculated maximum amount may be exceeded should the directors deem that the participant's or company's performance should merit additional compensation.

                              The board, at its sole discretion, may eliminate any or all of the annual awards under this plan in response to a major employee or public safety occurrence that resulted in a death or serious injury or a major public incident that reflected poorly on the company's image or public trust.

Target and Maximum            The following chart specifies the targeted and
Incentive Schedule            maximum incentive opportunity as a percent of base
                              salary for each participant.

                                                  ----------------------
                                                  Percent of Base Salary
            ------------------------------------------------------------
            Officer Level                           Target     Maximum
                                                   Incentive  Incentive
            ------------------------------------------------------------
            CEO                                       45%       67.5%
            ------------------------------------------------------------
            COO's                                     30%        50%
            ------------------------------------------------------------
            SVPs, CFO and CHEC President              25%        40%
            ------------------------------------------------------------
            Other Officers                            20%        35%
            ------------------------------------------------------------

Allocation of Incentive       The incentive opportunity is divided various
Opportunities                 segments with varying weights for each segment
                              depending on the participant's business unit affiliation. Executives at CHEG or one of the business units may have their incentive opportunity tied to some or all of the following categories. The categories are:

                              1.    Corporate Financial Performance: Total
                                    Earnings per Share against a goal approved by The Board Of Directors for CHEG as measured by (including reported earnings per share from CHGE and CHEC) or CHGE or CHEC.

                              2.    The operational of CHGE against goals
                                    approved by the Board of Directors.

                              3. The operational performance of CHEC against milestones approved by the Board of Directors.

                              4. A subjective evaluation, recommended by the CEO and approved by the Board, of the participant's overall contribution to the corporation's performance as well as the participant's response to unplanned business or operational opportunities or to unplanned challenges such as storms, other natural or man made disasters, regulatory changes, significant changes in interest rates, etc.

                              Each of the incentive opportunities are measured, evaluated and rewarded independently although there are interconnections between each of them. The allocation and weighting of the targeted incentive opportunity is as follows. The sum of each column on the following chart is 100% of the bonus weight allocation.

--------------------------------------------------------------------------------
                                                            COO
                                           CH Energy         &
Performance Category                         Group         CHG&E          CHEC
--------------------                         -----         -----          ----
--------------------------------------------------------------------------------
Corporate Financial
Performance                                   100%           0%            0%
EPS - CH Energy Group
--------------------------------------------------------------------------------

CHG&E Performance                              0%           100%           0%

--------------------------------------------------------------------------------
Central Hudson Energy                          0%            0%           100%
Services Performance

--------------------------------------------------------------------------------
Response To Unplanned                        +/-50%        +/-50%        +/-50%
Opportunities, Problems &
Integration of Results
Within Each Business Unit

                              III. Establishing Financial and Operating Goals and Milestones

Agreeing on and Defining      Prior to the beginning of the fiscal year, the CEO
Operating Goals               and the Board will agree on one or several
                              critical financial and/or operating goals to be achieved in the coming year by Central Hudson
                              Energy Group, Inc., CHGE and/or CHEC.

The Goal Definition           Annually, the CEO and the board or its designated
Process                       committee will reach an agreement on several
                              parameters for each goal or goals specified:

                              o     The definition of the measurement involved

                              o The relative weight assigned to that goal for each category of executive.

                              o     Three performance benchmarks for each goal:

                                    o     Threshold performance

                                    o     Targeted (or expected) performance

                                    o     Superior performance

                              Wherever possible, goals should be as definitive and quantitative as possible.

                              The current year's Goals are attached as Exhibit
                              I.

Calculating a Weighted        Each of the goal-based performances would be
Performance Grade             evaluated at the end of the year and evaluation %
                              approved by the committee. The relationship between performance and % award is as follows:

                              o     Below "Threshold" -- 0 %

                              o     "Threshold" -- 50%

                              o     "Targeted' -- 100%

                              o     "Superior" -- 150%

                              o     Above "Superior" -- 150%

                              For performances between these benchmarks, a fractional % would be given based on a linear interpolation of the measurement and the % award. For example, if the performance were exactly midway between Targeted and Superior, then 125% of Target (midway between 100 and 150 %) would be awarded.

Converting Earned Points      Each performance category has been assigned a
to Weighted Earned Points     weighting. These have been specified in Section II
                              of this document. For purposes of calculating an incentive, the % earned in each category is then weighted based on the weighting assigned to the category.

                              IV.   Individual Contributor Evaluation

                              For Response to Unforeseen Problems and
                              Opportunities and Unusual Circumstances.

Intent of this Element        This incentive opportunity is intended to provide
                              the CEO and board with flexibility to reflect the participant's performance in areas other than those directly quantified in the previous incentive elements. Included in the considerations for this incentive would be the following:

                              o     Contribution to the business drivers
                                    encountered during the past year.

                              o     Effectiveness of response to unplanned
                                    business or market opportunities.

                              o Quality of response to unforeseen operating difficulties during the year.

                              o     Success in recruiting, developing and
                                    retaining senior operating company
                                    management talent and planning for
                                    management succession.

                              o Success in anticipating and then alerting the CEO and board to problems and issues or opportunities in any aspect of CHEG's or any of its business units' operations or interests

                              o     Identification and acquisition of new
                                    business opportunities.

                              o Effectiveness in integrating the various business units' interests in the best interests of Central Hudson Energy Group, Inc. as a whole.

Calibration of the            For all employee groups the weighting for this
Incentive Award               segment is +/- 50% of the incentive opportunity.
                              The targeted evaluation is 0%.

                              V.    Calculating the Incentive Payment

                              The steps used to convert the various weighted average % earned are as follows:

                              1.    Calculate the evaluation % for each
                                    performance category.

                              2.    Convert the evaluation % based on the
                                    weighting for each category.

                              3. Add the weighted evaluation percentages for all categories to determine the award percentage.

                              4. Adjust the award percentage by +/- 50 % for the individual contribution evaluation and apply this amount to the incumbent's salary at the beginning of the year to arrive at the incentive payment to be made.

                              An example of this calculation method is attached as Exhibit II.

                                                             2004: Exhibit I

                              CH ENERGY GROUP, INC.

                           2004 EXECUTIVE COMPENSATION
                  ANNUAL VARIABLE COMPENSATION PROGRAM TARGETS

      All four performance categories were maintained. New objectives established for the 2004 short-term incentives tied to the operational and financial performance of CH Energy Group and its subsidiaries were developed as set forth below:

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Category               Description of Target              Weighting     Threshold     Target     Superior
---------------------------------------------------------------------------------------------------------

    I          CH Energy Group EPS                           100%
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    II         CHGE EPS                                       60%

               Percent of Highly Satisfied                    20%
               Customers

               Three-Year Rolling Average of                  20%
               Equivalent Minutes of Interruption Per
               Customer
---------------------------------------------------------------------------------------------------------
   III         Realization of CHEC EPS vs. Plan(e)            50%

               Specific Milestone Completions (f)             50%       Consistent with business
                                                                        plan for CHEC
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    IV         Individual Problem and Opportunity         +/- 50% of
               Contribution                                 earned         N/A          N/A         N/A
                                                          incentive
                                                             from
                                                          Categories
                                                            I - III
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